Syneron Medical to Announce Second Quarter 2006 Financial Results on August 7, 2006

YOKNEAM, ISRAEL -- (MARKET WIRE) -- July 03, 2006 -- Syneron Medical Ltd. (NASDAQ: ELOS), an innovator in the development, marketing and sales of elos™ combined-energy medical aesthetic devices, today announced that it will release its financial results for the second quarter of 2006 before market opening on Monday, August 7, 2006. The earnings release will be available on Syneron's website at www.syneron.com.

Syneron management will host a conference call and live webcast at 8:30am (ET) on the same day. A question & answer session will follow management discussion of events in the first quarter.

Investors and other interested parties may access a live webcast through Syneron's web site at www.syneron.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's web site.

About Syneron

Syneron Medical Ltd. (NASDAQ: ELOS) manufactures and distributes medical aesthetic devices that are powered by the proprietary, patented elos combined-energy technology of Bi-Polar Radio Frequency and Light. The Company's innovative elos technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world, including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

Syneron, the Syneron logo, and elos are trademarks of Syneron Medical Ltd. and may be registered in certain jurisdictions. elos (Electro-Optical Synergy) is a proprietary technology of Syneron Medical. All other names are the property of their respective owners.

For more information, please contact:
David Seligman
CFO
tel: 011 972 54 772 6559
email: cfo@syneron.com

Judith Kleinman
VP Investor Relations
tel: 011 972 4909 6282
email: ir@syneron.com

Nick Laudico
The Ruth Group
tel. 1 646 536 7030/7025
email: nlaudico@theruthgroup.com